2seventy bio Announces New Strategic Path Forward

-Company to focus exclusively on commercialization and development of Abecma, in partnership with Bristol Myers Squibb –
-Company to sell R&D pipeline to Regeneron to launch Regeneron Cell Medicines business led by 2seventy bio’s Chief Scientific Officer, Philip Gregory
-Chip Baird named incoming Chief Executive Officer; Nick Leschly named incoming Chairman of Board of Directors -
-Expected annual cost savings of approximately $150 million in 2024 and $200 million in 2025; cash runway extended beyond 2027 -
-Conference call to be held today at 8:00 a.m. ET –

CAMBRIDGE, Mass. — (BUSINESS WIRE)— January 30, 2024 —2seventy bio, Inc. (Nasdaq: TSVT), announced today that it is transforming the Company to focus exclusively on the commercialization and development of Abecma (idecabtagene vicleucel), its BCMA-targeted CAR T therapy for multiple myeloma. The actions announced today follow an extensive evaluation of the Company’s business and strategic alternatives by its Board of Directors. As a result of this strategic re-alignment, the Company expects annual savings of approximately $150 million in 2024 and approximately $200 million in 2025, inclusive of one-time restructuring costs of approximately $8 million. The Company expects to have extended cash runway beyond 2027.

In connection with the Company’s strategic re-alignment, and as announced in a separate press release today by Regeneron Pharmaceuticals, Inc., the Company has entered into an asset purchase agreement (“APA”) with Regeneron to sell the Company’s oncology and autoimmune research and development programs, clinical manufacturing capabilities, and related platform technologies.

“Together with the Board, we have completed a thorough assessment of our business and strategic options. Based on this process, 2seventy has decided to focus our mission on the growth and success of Abecma,” said Nick Leschly, outgoing chief kairos officer and incoming board chair. “As part of this decision, we will divest our research and development programs, with the majority of our stellar R&D team transitioning to Regeneron. While the decision to reshape 2seventy was driven by a series of challenging realities, it has resulted in an outcome that we believe is right for patients, employees, and our shareholders. The Board is confident that the actions announced today will maximize value for shareholders and best position our assets to deliver for patients. We believe deeply in the potential of our innovative science and are pleased that it is going to Regeneron, who are building a visionary cell-based medicines center based on the people and science from 2seventy. I also have a great deal of confidence in Chip and the team at the new, streamlined 2seventy, and that under their leadership and in partnership with BMS, Abecma will return to growth commercially and deliver value for shareholders.”

“Moving forward, 2seventy will be sharply focused on Abecma, with a streamlined team and a dramatically different cost structure and financial profile,” said Chip Baird, incoming chief executive officer. “We believe this approach will give 2seventy the financial runway to continue to work closely with our partners at BMS to support a potential third-line launch of Abecma later this year and a return to growth for the commercial business. In addition to the approximately 160 members of the team transitioning to Regeneron, we have made the hard decision to reduce the remaining workforce to better align with the reshaped focus of the Company and reduce expenses overall. I want to thank the incredible members of the 2seventy bio team: those whose tremendous contributions will allow our important research and development work to continue at Regeneron, those who will be staying on to help realize the full value of Abecma, and those who will be departing the organization.”

2seventy bio’s Focused Strategy on Abecma
2seventy bio will focus exclusively on the development and commercialization of Abecma, which offers significant clinical benefits and long-term potential in the treatment of patients with multiple myeloma. The Company’s go-forward organization will include approximately 65 employees, primarily in quality and supporting functions.

2seventy bio, in partnership with Bristol Myers Squibb (BMS), is taking actions to return Abecma to commercial growth in 2024. The Company expects a final PDUFA action following the planned Oncologic Drugs Advisory Committee (ODAC) meeting on the supplemental Biologics License Application (sBLA) for Abecma based on the KarMMA-3 clinical study, which, if approved, would expand the label into the larger third line setting. 2seventy bio and BMS are expanding its Abecma site footprint to enable more patients to access the treatment. This includes educating physicians on treatment sequencing and the emerging data supporting the use of BCMA-directed CAR Ts before other BCMA-targeted therapies, and competitively differentiating Abecma’s real-world safety, efficacy and product reliability and predictability profile. The Company will continue to support the quality control of the lentiviral vector (LVV) manufacturing for Abecma and support the transition to suspension LVV which will deliver additional efficiencies and cost savings.

Management Team and Board of Directors
Upon closing of the transaction with Regeneron, Chip Baird, chief operating officer, will become chief executive officer of 2seventy bio. The newly formed 2seventy bio leadership team will also include Vicki Eatwell, currently senior vice president of finance, who will become chief financial officer and Jessica Snow, senior vice president, quality and head of operations.

Additionally at closing, 2seventy bio’s Board of Directors will be comprised of Nick Leschly, chairman; Denice Torres, lead independent director, a former Johnson & Johnson executive with deep experience on public and private company Boards; Chip Baird, incoming chief executive officer of 2seventy bio; Sarah Glickman, chief financial officer of Criteo; Wei Lin, M.D., CMO of Erasca; Dan Lynch, Google Ventures; and Marcela Maus, Mass General Cancer Center. After 13 years of service on the bluebird bio and 2seventy bio Board of Directors, Dan Lynch will step down from the Board in June and will continue in an advisory role for 2seventy bio.

Regeneron Asset Purchase Agreement
Under the terms of the APA, Regeneron intends to purchase 2seventy bio’s research and development pipeline, including its bbT369 program in b-NHL, SC-DARIC33 in AML, MUC16 in ovarian cancer, MAGE-A4, autoimmune, and several unnamed targets. Upon closing of the transaction, Regeneron will assume 100% of the ongoing program, infrastructure and personnel costs related to these programs. In consideration, 2seventy bio will receive an upfront payment of $5 million, a milestone payment for the first major market approval of the first approved product and royalties on revenues generated by the products. In addition, Regeneron has agreed to sublease a portion of the office, lab and manufacturing space in Cambridge, Mass. and sublease the entire facility in Seattle, Wash. The asset purchase is expected to close in the first half of 2024 subject to certain closing conditions including SEC-filings required by 2seventy bio and landlord consent of the sublease agreements.

As part of this agreement, approximately 160 2seventy bio employees will transition to Regeneron, including chief scientific officer, Philip Gregory and chief medical officer, Steve Bernstein.

Conference Call Information
2seventy bio will host a conference call and live webcast today, January 29, at 5:00 p.m. ET to discuss today’s announcement. To join the live conference call, please register at: https://register.vevent.com/register/BIe0fdf7cfb0b34b4cabf30021f343eb38. Upon registering, each participant will be provided with call details and access codes. The live webcast may be accessed by visiting the event link at: https://edge.media-server.com/mmc/p/vb89h9jm. A replay of the webcast may be accessed from the “News and Events” page in the Investors and Media section of the Company’s website at https://ir.2seventybio.com/ and will be available for 30 days following the event.

About 2seventy bio
Our name, 2seventy bio, reflects why we do what we do - TIME. Cancer rips time away, and our goal is to work at the maximum speed of translating human thought into action – 270 miles per hour – to give the people we serve more time. We are building the leading immuno-oncology cell therapy company, focused on discovering and developing new therapies that truly disrupt the cancer treatment landscape. With a deep understanding of the human body’s immune response to tumor cells and how to translate cell therapies into practice, we’re applying this knowledge to deliver next generation cellular therapies that focus on a broad range of hematologic malignancies, including the first FDA-approved CAR T cell therapy for multiple myeloma, as well as solid tumors. Our research and development is focused on delivering therapies that are designed with the goal to “think” smarter and faster than the disease. Importantly, we remain focused on accomplishing these goals by staying genuine and authentic to our “why” and keeping our people and culture top of mind every day.

For more information, visit www.2seventybio.com.

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2seventy bio is a trademark of 2seventy bio, Inc.
Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of applicable laws and regulations. These statements include, but are not limited to: statements about our financial position and cash runway; statements about the expected cash savings resulting from the strategic re-alignment and announced restructuring of our business operations and sale of our oncology research and development programs; statements about our plans, strategies, timelines and expectations with respect to the development, manufacture or sale of our product candidates, including the results and expected timing of regulatory approval of ABECMA (ide-cel) in additional indications and in earlier line settings, if at all; statements about our plans, strategies, timelines and expectations with respect to regulatory approval and related filings for our product candidates; statements regarding our plans to continue to advance our manufacturing strategy to expand capacity and increase manufacturing efficiency for ABECMA across the supply chain and our plans to increase the number of ABECMA treating sites; statements regarding expected benefits from our strategic collaboration; statements about the efficacy and perceived therapeutic benefits of our product candidates and the potential indications; and statements about our ability to execute our strategic priorities. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, our limited independent operating history and the risk that our accounting and other management systems may not be prepared to meet the financial reporting and other requirements of operating as an independent public company; the risk that dedicated financial and/or strategic funding sources may not be available on favorable terms or at all; the risk that the separation may adversely impact our ability to attract or retain key personnel; the risk that our plans with respect to the regulatory approval of our product candidates may not be successfully achieved on the planned timeline, or at all; the risk that ABECMA will not be as commercially successful as we may anticipate; and the risk that we are unable to manage our operating expenses or cash use for operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022 and our quarterly report on Form 10-Q for the quarter ended September 30, 2023, as supplemented and/or modified by our most recent Quarterly Report on Form 10-Q and any other filings that we have made or will make with the Securities and Exchange Commission in the future. All information in this press release is as of the date of the release, and 2seventy bio undertakes no duty to update this information unless required by law.

Investors:
Elizabeth Pingpank Hickin, 860-463-0469
Elizabeth.pingpank@2seventybio.com

Media:
Jenn Snyder, 617-448-0281
Jenn.snyder@2seventybio.com

Morgan Adams Shields, 774-313-9852
morgan.adams@2seventybio.com